As filed with the Securities and Exchange Commission on August 11, 2009
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TECHNICAL COMMUNICATIONS CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Massachusetts
(State or Other Jurisdiction of Incorporation or Organization)
04-2295040
(I.R.S. Identification Number)
100 Domino Drive, Concord, Massachusetts 01742
(Address of Principal Executive Offices) (Zip Code)
2005 NON-STATUTORY STOCK OPTION PLAN
(Full Title of the Plan)
Carl H. Guild, Jr.
President & Chief Executive Officer
Technical Communications Corporation
100 Domino Drive
Concord, Massachusetts 01742
(Name and Address of Agent For Service)
(978) 287-5100
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of securities	Amount to	offering price	Proposed maximum aggregate	Amount of
to be registered	be registered(1)	per share(2)	offering price(2)	registration fee(2)
Common Stock, $.10 par value(3)	50,000	$5.15	$257,500	$14.37

(1)	Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to stock splits or similar transactions.

(2)	The proposed maximum offering price per share and maximum aggregate offering price have been estimated pursuant to Rule 457(h) and (c) solely for the purpose of calculating the registration fee, based upon the average of the bid and asked prices of the Common Stock on the Over-The-Counter Bulletin Board on August 7, 2009.

(3)	Includes rights to purchase Common Stock of the Registrant attached to the Common Stock pursuant to a Rights Agreement entered into on August 6, 2004 in connection with the Registrant’s Shareholder Rights Plan, whereby one right is deemed to be delivered with each share of Common Stock issued by the Registrant. Such rights currently are not separately transferable apart from the Common Stock, and they are not exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to such rights.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 8. Exhibits
SIGNATURES
Exhibit Index
EX-5 Opinion of White White & Van Etten PC
EX-10.2 Amendment to Technical Communications Corporation 2005 Non-Statutory Stock Option Plan
EX-23.1 Consent of Caturano and Company, P.C.

EXPLANATORY NOTE
     Included in this Registration Statement on Form S-8 are an additional 50,000 shares of the common stock, $.10 par value, of the Registrant authorized for issuance under the Technical Communications Corporation 2005 Non-Statutory Stock Option Plan, as amended (the “Plan”). Following the registration of the additional 50,000 shares under this Registration Statement, a total of 200,000 shares will be registered under the Plan.
STATEMENT OF INCORPORATION BY REFERENCE
     Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the Registrant’s Registration Statement on Form S-8 (Registration No. 333-127447) as filed on August 11, 2005 relating to the registration of 100,000 shares issuable under the Plan and the Registrant’s Registration Statement on Form S-8 (Registration No. 333-139737) as filed on December 29, 2006 relating to the registration of an additional 50,000 shares issuable under the Plan, as such Registration Statement was amended by the Registrant’s Post-Effective Amendment No. 1 filed December 18, 2007.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement on Form S-8:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008;

2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

3.	The descriptions of the Registrant’s Common Stock ($.10 par value) contained in the Registrant’s registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to such time as the Registrant files a post-effective amendment to this Registration Statement on Form S-8 which indicates that all securities offered hereby have been sold, or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement on Form S-8 and to be a part hereof from the date of filing of such documents.
Item 8. Exhibits
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Concord, Commonwealth of Massachusetts, on this 11th day of August, 2009.

TECHNICAL COMMUNICATIONS CORPORATION
By:	/s/ Carl H. Guild, Jr.
Carl H. Guild, Jr., President
and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Carl H. Guild, Jr.	President, Chief Executive Officer	August 11, 2009
Carl H. Guild, Jr.	and Chairman of the Board (Principal executive officer)

/s/ Michael P. Malone	Chief Financial Officer and Treasurer	August 11, 2009
Michael P. Malone	(Principal financial and accounting officer)

/s/ Mitchell B. Briskin Mitchell B. Briskin	Director	August 11, 2009

/s/ Robert T. Lessard Robert T. Lessard	Director	August 11, 2009

/s/ Thomas E. Peoples Thomas E. Peoples	Director	August 11, 2009

Exhibit Index

Exhibit
Number	Description

5*	Opinion of White White & Van Etten PC

10.1	Technical Communications Corporation 2005 Non-Statutory Stock Option Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 26, 2005 as filed with the Commission on May 10, 2005.)

10.2*	Amendment to Technical Communications Corporation 2005 Non-Statutory Stock Option Plan

23.1*	Consent of Caturano and Company, P.C.

23.2*	Consent of White White & Van Etten PC (included in Exhibit 5)

*	Filed herewith.